REPRESENTATION AGREEMENT


     THIS AGREEMENT is made and entered into this 28 day of June, 2001, (the "Effective Date") by and between BORS International, L.L.C. with offices at 1901 Ulmerton Road Suite 750, Clearwater, FL 33762 USA ("BORS") and Regent Energy Corporation, of 650 North Sam Houston Parkway East, Suite 500. Houston, Texas 77060, (Regent)

                                    RECITALS

     1. BORS desires to enter into a representation agreement with Regent for the representation of certain BORS products and services set forth in Exhibit "A" (the "Licensed Products") attached hereto in Indonesia (the "Territory").

     2. BORS desires to appoint Regent as its exclusive distributor of the Licensed Products in the Territory.

     3. Regent desires to sell, rent, service and maintain the Licensed Products as the exclusive distributor in the Territory in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto hereby agree as follows:

     1. GRANT OF DISTRIBUTORSHIP. On the terms provided herein, BORS hereby appoints Regent as its sole and exclusive distributor of the Licensed Products in the Territory for resale, lease, or rent. Regent accepts such appointment upon such terms.

     2. Regent GENERAL OBLIGATIONS AS DISTRIBUTOR. Regent shall:

     (a) devote its best efforts to promoting, selling, leasing, renting, and servicing the Licensed Products to customers within the Territory;

     (b) promptly following the execution of this Agreement, purchase from BORS Licensed Products in the quantities and at the prices set forth in Exhibit "B" attached hereto;

     (c) refrain from engaging, directly or indirectly, in the sale, lease or renting of any items, components, services or products which are derivatives or copies of the Licensed Products that are not fabricated by BORS pursuant to this Agreement.

     (d) at Regent's sole cost and expense, apply for, obtain and maintain all necessary government and agency approvals, permits and licenses relating to the importation, use, sale, rental, and service the Licensed Products in the Territory. Regent shall only use and sell the Licensed Products in accordance with all such approvals, permits and licenses and shall comply with all laws, rules, regulations, or other requirements relating to the Licensed Products. Regent shall, at the request of BORS, provide BORS with any information and copies of documents Regent obtains in connection with obtaining any such approvals, permits and licenses.

     (e) Regent will place an opening order for ten (10) Bors Units within flinty (90) days of the effective date of the contract. If no order is placed within 90 days of the contract signing this agreement may be voided by either party with no recourse to either party.


     3. BORS' GENERAL OBLIGATIONS TO Regent AS DISTRIBUTOR. BORS shall:

     (a) unless excused by circumstances beyond BORS's reasonable control, promptly deliver to Regent those Licensed Products for which Regent places orders, by shipment FOB BORS Tulsa, Oklahoma, USA plant, to such locations within the Territory, as Regent shall designate;

     (b) provide technical training at BORS facilities in Tulsa, Oklahoma, USA or, at Regent expense, at locations in the Territory specified by Regent, and provide technical brochures, sales aids, prices, shipment information and consultation when requested;

     (c) refrain from selling any Licensed Products to any person, without first notifying Regent and paying Regent the commission set forth on Exhibit "B", who is engaged in the business of reselling, leasing or renting products similar to the Licensed Products within the Territory.

     (d) promptly refer to Regent all leads, prospects, and related information which are directed to BORS or which BORS receives regarding potential purchasers of any Licensed Products within the Territory.

     4. SALE OF BORS LIFT.

     (a) Price. Regent shall sell each BORS Lift unit for a sum not less than $23,500 USD. Payment of purchase price shall be FOB BORS dock in Tulsa, Oklahoma, and shall be made in cash, cashier's check or bank transfer. Orders secured by a letter of credit payable to BORS drawn on a bank selected by BORS shall be deemed as payment.

     Regent shall receive the difference in cash between $17,500 USD per BORS Lift unit and the price shown. Fees are due Regent upon acceptance of the order by BORS, and fund transfer of fees to Regent will be pursuant to BORS' schedule as mutually agreeable.

     Replacement parts sold direct to Regent's customers will be priced at BORS replacement part prices then in effect.

     (b) Late Payments. Any amount payable by Regent to BORS which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum or the highest rate permitted under applicable law, from the date such amount was due to the date on which such amount is actually paid.

     (c) Manner of Payment. Any payment due to either party pursuant to this Agreement shall be in United States Dollars and shall be remitted to the party owed by wire transfer to a bank that is designated by the receiving party.

     (d) Taxes. Regent's payments to BORS hereunder shall be net of any and all taxes required to be paid under applicable law other than any taxes owing by BORS to the USA. The payment of all such taxes shall be the sole liability and responsibility of Regent.

     5. REPRESENTATIONS AND WARRANTIES.

     (a) Power and Authority. Each party hereto warrants and represents that it has the right, power and authority to enter into and fully discharge its respective obligations under this Agreement.

     (b) Licensed Subject Matter. BORS represents that, (i) BORS has a valid and existing license with the originator of the Licensed Products, and (ii) BORS has obtained the approval of its licensor to enter into this Agreement.

     (c) Limited Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BORS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE LICENSED SUBJECT MATTER OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS OF ANY KIND OR NATURE OF ANY THIRD PARTY.

     (d) Limitation of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED OR CONSTRUED TO BE CONTAINED IN THIS AGREEEMNT, BORS SHALL NOT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND WHASOEVER, RELATING TO, OR RESULTING FROM, ARISING OUT OF OR COONNECTED WITH THE LICENSED SUBJECT MATTER, THE LICENSED PRODUCTS OR THIS AGREEMENT, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) EVEN IF BORS HAS BEEN ADVISED OF OR IS OR SHOULD BE AWARE OF THE POSSIBLITY OF SUCH DAMAGES. IN NO EVENT SHALL BORS LIABILITY TO RECUPET EXCEED THE AMOUNT OF ROYALTIES PAID TO BORS AND IN NO EVENT SHALL RECUPET'S LIABILITY TO BORS EXCEED THE AMOUNT OF COMMISSIONS PAID TO Regent.

     6. INFRINGEMENT RIGHTS.

     (a) Infringement Claim. In the event that, as a result of its performance under this Agreement, Regent or BORS is accused of infringing upon a proprietary right of any third party, the parties will cooperate in attempting to avoid such infringement or to prove lack of infringement. If either BORS or Regent is made a defendant to any infringement action, each party will pay its costs and damages (including costs of attorneys fees) arising out of such action. In the event such an action is brought against BORS during the term of this Agreement, in order to protect the licenses granted hereunder, Regent will have the right (but not an obligation) to defend or assist in defending against any infringement action brought by a third party against BORS.

     (b) Termination Rights. Neither party will be liable to the other party if unable or unwilling to continue this Agreement because of such infringement of third-party rights. In the event that a court determines that any of the Licensed Subject Matter infringes on third-party rights, either party may terminate this Agreement.

     (c) Third Party Infringement. In the event that the activities of any third party are asserted (or otherwise appear) to infringe the License granted hereunder, the parties will cooperate in attempting to ascertain and to abate such infringement. Either party will have a right (but not an obligation) to abate such infringement, whether by litigation or otherwise. Any moneys recovered from a third-party infringer will be retained by the parting bringing the action (or by equitable split if both parties bring the action).

     (d) Third Party Infringement Termination Rights. If third-party infringement is not abated, Regent may elect to continue as a non-exclusive licensee under this Agreement, or alternatively Regent may terminate this Agreement.

     7. INDEMNIFICATION.

     7.1 Indemnification by Regent. Regent shall defend, hold harmless and indemnify BORS and BOR' s officers, directors, employees, representatives and agents, from and against all claims, demands, liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys' fees) with respect to any litigation, arbitration, proceeding dispute or controversy of any kind relating to, resulting from arising out of or connected with Regent's, fabrication, use, distribution, promotion, advertisement, sale, use, lease or rental of the Licensed Products. During the term of this Agreement, and for a period of three (3) years after the expiration or earlier termination of this Agreement, Regent shall obtain and maintain insurance policies (including product liability and general liability policies) that name BORS as an insured party and provide for a minimum of One Million United States Dollars (US $1,000,000) in coverage per occurrence and for thirty
(30) day written notice to BORS prior to any material change in such policies. Regent shall provide BORS with certificates of insurance evidencing such policies within thirty (30) days from the Effective Date and annually thereafter. BORS shall promptly notify Regent in writing of any litigation, arbitration, proceeding, dispute or controversy involving BORS in respect to which indemnification may be sought. The obligation of Regent to indemnify BORS under this Section 7.1 shall survive the expiration or earlier termination of this Agreement.

     7.2 Indemnification by BORS. BORS shall have no obligation or liability of any nature whatsoever to indemnify Regent; except, however, BORS shall defend, hold harmless and indemnify Regent and its officers, directors, employees, representatives and agents from and against all claims, demands, liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys' fees) with respect to any litigation or proceeding resulting from, arising out or, relating to or connected with BOR' S breach of any of BOR'S warranties or representations set forth in Section 5.0 above.

          8.  TERM AND TERMINATION.

     8.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 8.2 below, shall expire upon the date that is one (1) years after the Effective Date (the "Expiration Date"). Notwithstanding the foregoing sentence, Regent shall have the right to extend the term of this Agreement beyond the Expiration Date on the same terms and conditions as contained in this Agreement for an additional two
(2) years provided that Regent has sold one hundred and twenty (120) BORS Lifts during the initial one (1) year term of this Agreement. In the event that Regent has not sold the required number of BORS Lifts during the initial term or any extended term (i) BORS shall not be restricted in any manner whatsoever from granting distributorships in and to the Licensed Products in the Territory, or otherwise, to any number of third parties and (ii) BORS shall have no obligation to offer to Regent any terms or conditions that BORS may offer to such third parties.

     8.2 Termination. This Agreement shall terminate upon the occurrence of any of the following:

     (a) automatically, if Regent shall file or have filed against it a petition in bankruptcy, be adjudged insolvent, liquidate, dissolve or if the business of Regent shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Regent or BORS or otherwise. However, if any of the foregoing occurs and is an involuntary act, termination shall only take place if such act is not reversed or dismissed within thirty (30) days after the commencement thereof or

     (b) Upon thirty (30) days' written notice from BORS to Regent if Regent is in default or breach of any material obligation under this Agreement as described in such notice and fails before the end of such thirty (30) day period to cure such default or breach to the reasonable satisfaction of BORS; or

     (c) Upon thirty (30) days' written notice from Regent to BORS if BORS is in default or breach of any material obligation under this Agreement as described in such notice and fails before the end of such thirty (30) day period to cure such default or breach to the reasonable satisfaction of Regent.

     8.3 Obligations Upon Termination. Upon expiration or earlier termination of this Agreement, all monies due BORS hereunder shall become immediately due and payable and all licenses and rights granted by BORS to Regent shall immediately terminate. Except where this Agreement is terminated by BORS, Regent may sell any Licensed Products in its inventory or in process on the effective date of any termination or expiration, provided that Regent continues to pay all monies due BORS with respect to such Licensed Products. Upon any termination or expiration of this Agreement, BORS shall have no obligation to refund any money paid to BORS by Regent under this Agreement. Regent shall return to BORS all Proprietary Information (as hereafter defined in this Agreement).

     8.4 Change in Control of Regent. BORS may terminate this Agreement in the event that the equity ownership of Regent changes by greater than fifty-one percent (51%), as compared to the current ownership. Accordingly, whenever Regent desires to change its equity ownership by greater than fifty-one percent (51%), Regent shall notify BOS in writing thirty (30) days prior to the date of the proposed change. The written notice shall include the identity of the proposed transferee(s) and all "due diligence" documentation obtained by Regent in relation to the proposed transaction. BORS shall then have thirty (30) days to consent to the proposed transaction (which consent shall not be unreasonably withheld). BORS'S failure to consent or withhold consent in said thirty (30) day period shall be deemed as BORS'S approval of the transaction. BORS shall not be required to consent to any transaction where the proposed transferee does not have the financial capability an/or business experience to carry out Regent's obligations pursuant to this Agreement.

     9. USE OF NAMES.

     Regent shall not use any of BOR' S trade names, trademarks or service marks, without the express prior written consent of BORS and BORS shall not use any of Regent's trade names, trademarks or service marks, without the express prior written consent of Regent.

     10. PRODUCT MARKING.

     10.1 Patent Status. Regent will "mark" on Licensed Products (or containers) each patent number or patent pending status applicable thereto.

     10.2 Trademark. Regent will display a Licensed Trademark (if elected) on all Licensed Products and in advertising copy, brochures, and publications by or for Regent about Licensed Products. Regent will not use any Licensed Trademark in its name or as a trade name either during the term of this Agreement or after termination of this Agreement without the prior written consent of BORS.

     10.3 Samples. Regent will provide representative specimens of each Licensed Product label and advertising copy, and of each product or service brochure, before publication thereof, to enable BORS to review the content thereof and to assure that they meet accepted trademark usage standards.

     11. PROPRIETARY INFORMATION.

     11.1. DEFINITIONS.

     (a) For the purposes of this Agreement, the term "Proprietary Information" shall mean all of the following material and information (whether or not reduced to writing, whether or not patentable or protectable by copyright) which Regent receives, receives access to, conceives of or develops in the course of its involvement pursuant to this Agreement, in any capacity, whether through sales, manufacturing, engineering, research and development, planning, or otherwise by Regent or obtained from BORS as required by this Agreement:

     (i) engineering and design approaches and methods employed by BORS to manufacture the Licensed Products;

    (ii) techniques of planning, designing and engineering and installing and maintaining the Licensed Products;

     (iii) production processes, information, price lists, financial information, customer data, customer site and production information relating to the manner in which BORS conducts business and related to the Licensed Products;

     (iv) any other material or information relating to the business activities of BORS which are not generally known to others engaged in similar businesses or activities;

     (e) all ideas, which are derived from or relate to Regent's access to or knowledge of the Licensed Products, the Licensed Subject Matter and the above enumerated materials and information.

     11.2 Proprietary Information shall not include information which is in the public domain.

     11.3 Regent acknowledges that in and as a result of its association with BORS pursuant to this Agreement, it will be given access to, and will be making use of BOR' S Proprietary Information, as defined herein, which has a special and unique nature and value. Based upon the foregoing, Regent covenants and agrees that it shall not, except with the prior written consent of BORS, at any time during or following the term of this Agreement, use for its or any other person's benefit, or directly or indirectly, divulge, reveal, report, publish, transfer, or disclose for any other purpose whatsoever any of the Proprietary Information which has been obtained by or disclosed to Regent as a result of its association with BORS pursuant to this Agreement. It is specifically understood that any failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement. BORS will not disclose and Proprietary Information as defined in this Agreement and governed by the terms of this Agreement.

     11.4 All notes, data, tapes, electronic discs, data-bases or other electronic method of capturing Proprietary Information, reference materials, plans, brochures, sketches, drawings, memoranda, and records in any way relating to the Proprietary Information defined in this Agreement or relating to any other aspect of BORS'S business shall belong exclusively to BORS, and Regent agrees to turn over to BORS all copies of such materials in its possession or then under its control at the request of BORS or in the absence of such request, upon termination of this Agreement.

     11.5 Regent agrees to require its employees, agents, subcontractors and representatives to execute agreements within which they shall maintain as confidential and protect the Proprietary Information as defined in this Agreement.

     12.0 NON-COMPETITION AGREEMENT.

     12.1 Covenant Not to Compete. Regent and its officers, directors, employees and shareholders shall not at any time during the term of this Agreement or during a period of three (3) years immediately following the termination of this

Agreement (the "Restricted Period"), have any ownership interest (of record or beneficial) in or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, (i) any firm, corporation, partnership, proprietorship or other business that engages in the Territory or part thereof in a business which is similar to the Licensed Products as of the Termination Date, so long as BORS, or any successor in interest of BORS remains engaged in the sale, lease, rental, manufacture or fabrication of the Licensed Products and continues to solicit customers or potential customers for the Licensed Products within the Territory provided, however, Regent may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if Regent (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly own one percent or more of any class of securities of such person.

     12.2 Solicitation of Business. During the Restricted Period, Recupet shall not solicit or assist any other person to solicit any business (other than for BORS) from any present or past customer of BORS or Regent for the Licensed Products; or request or advise any present or future customer of BORS or Regent to withdraw, curtail or cancel its business dealings with BORS or Regent; or commit any other act or assist others to commit any other act which might injure the business of BORS.

     12.3. Employees. During the Restricted Period, Regent shall not directly or indirectly (i) solicit or encourage any employee of BORS to leave the employ of BORS or (ii) hire any employee who has left the employ of BORS if such hiring is proposed to occur within one (1) year after the termination of such employee's employment with BORS.

     12.4 Consultants. During the Restricted Period, Regent shall not directly or indirectly solicit any consultant then under contract with BORS to cease work for BORS.

     12.5  Nondisclosure.  From and after the Termination Date, Regent shall not
(nor will Regent assist any other person to do so) directly or indirectly reveal, report, publish or disclose the Proprietary Information to any person, firm or corporation not expressly authorized by BORS to receive such Proprietary Information, or use (or assist any person to use) such Proprietary Information except for the benefit of BORS.

     12.6 Ownership and Return of Materials. Promptly upon termination of this Agreement, Recupet shall immediately surrender to BORS all notes, data, manuals, documents, records, data bases, programs, blue prints, shop drawings, specifications, memoranda, customer lists, financial reports and all other physical forms of expression incorporating or containing any Proprietary Information, it being distinctly understood that all such writings, physical forms of expression and other things are the exclusive property of BORS.

     12.7 Rights and Remedies Upon Breach. If Regent breaches, or threatens to commit a breach of, any of the provisions of this Agreement including the terms of this Section 12. (said provisions of Section 12 being hereinafter referred to as "Restrictive Covenants"), BORS shall have the following rights and remedies, each of which shall be in addition to, and not in lieu of, any other rights and remedies available to BORS under law or equity:

     (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced or to have any actual or threatened breach thereof enjoined by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to BORS and that monetary damages will not provide an adequate remedy to BORS; and

     (b) Accounting and Indemnification.  The right and remedy to require Regent
(i) to account for and pay over to BORS all compensation, profits, monies, accruals, increments or other benefits derived or received by Regent or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify BORS against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

     12.8 Severability of Covenants/Blue Penciling. The Restrictive Covenants shall be subject to Section 13.12 hereof and Regent hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

     12.9 Enforceability. BORS and Regent intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants or the courts of the domicile of BORS. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of BORS and Regent that such determination not bar or in any way affect the right of BORS to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants or in the courts of the domicile of BORS, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     13. MISCELLANEOUS.

     13.1 No Third-Party Rights. This Agreement is made solely for the benefit of BORS and Regent and does not, and shall not be construed to, grant any rights or remedies to any other person or entity.

     13.2 Relationship of Parties. Each party hereto shall conduct all of its business in its own name as an independent contractor. No joint venture, partnership, employment, agency or similar arrangement is created between the parties. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect.

     13.3 Notices. Any notice or other communication hereunder must be given in writing and either, (i) delivered in person, (ii) transmitted by telex, facsimile or telecopy mechanism, (iii) delivered by FedEX or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, to the party to which such notice or communication is to be given at the address set forth below or at such other address as may be given from time to time under the terms of this Section 11.3. Each such notice or other communication shall be effective (1) if given by telecommunication, when transmitted, (ii) if given by mail, five (5) days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Fed EX or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and
(iv) if given by any other means, when actually received:

         TO BORS:                             BORS INTERNATIONAL, L.L.C.
                                              1901 Ulmerton Road, Suite 750
                                              Clearwater, Fl. USA 33762
                                              Telecopier 727-540-9366
                                              Attn: Dan Doyle, Jr.

         TO Regent:                           REGENT ENERGY CORPORATION
                                              650 North Sam Houston Parkway East
                                              Suite 500
                                              Houston, Texas 77060
                                              Telecopier 281-272-2987
                                              Attn: JohnN.Ehrman

     13.4 Compliance with Laws. Each party shall comply with all applicable laws and regulations in connection with its activities under this Agreement.

     13.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and with generally accepted principles of commercial law applicable to the type of transactions contemplated under this Agreement.

     13.6 Attorneys' Fees. In any action or proceeding between the parties hereto with respect to the subject matter of this Agreement, the prevailing party shall, in addition to any other rights and remedies, be entitled to recover its reasonable costs and expenses (including attorneys' fees) incurred in such action or proceeding.

     13.7 Waiver. No waiver of any provision or consent to any action hereunder shall constitute a waiver of any other provision or consent to any other action, nor shall such waiver or consent constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future.

     13.8 Severability. If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties hereto insofar as that is possible.

     13.9 Modification. Neither this Agreement nor any of its provisions may be amended, supplemented, modified or waived except by writing duly executed by both of the parties hereto.

     13.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and replaces and supersedes any and all prior and contemporaneous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof.

     13.11 Assignment. BORS may assign its rights under this Agreement without the written consent of Regent. Regent shall not assign its right under this Agreement without the prior written consent of BORS in each instance, which consent may be withheld at BORS'S sole and exclusive discretion.

     13.12 Construction. The rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement. In this Agreement where the context so requires, the use of the masculine gender shall include the feminine and/or neutral genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association.

     13.13 Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject, however, to the provisions of Sections 8.4 and 13.11 of this Agreement.

     13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same document.

     13.15 Further Assurances. Each party shall execute and deliver all such further documents and instruments and take all such further actions as may be reasonably required or appropriate to carry out the intent and purposed of this Agreement.

     INTENDING TO BE LEGALLY BOUND, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.


                                      BORS:

                                                    BORS INTERNATIONAL, L.L.C.


                                                    By:
                                                       -------------------------
                                                       President



                                      REGENT:

                                                    REGENT ENERGY CORPORATION

                                                    By:
                                                       -------------------------